Form 45-106F2
Offering Memorandum for Non-Qualifying Issuers

This Offering Memorandum constitutes an offering of securities only in Canada, and only to those persons to whom they may be lawfully offered for sale. This Offering Memorandum is being provided to investors in connection with a Regulation A, Tier 2 offering in the United States and forms part of the Form 1-A Offering Circular (the "Form 1-A Circular") of SciMar Ltd. (the "Company") to which this Offering Memorandum is attached. All terms which are capitalized but not otherwise defined in this Offering Memorandum shall be deemed to have the meanings ascribed to them in the Form 1-A Circular.

All references to "$" or "Dollars" contained in the Offering Memorandum and the Form 1-A Circular are to U.S. Dollar currency unless otherwise stated.

Date: December 12th, 2023

The Issuer
Name: SciMar Ltd.

Head office: Address: 119 Main Street South, Dauphin, Manitoba R7N 1K4
Phone #: 204-701-2000
Website: www.scimar.ca
Email: investors@scimar.ca

Currently listed or quoted? **These securities do not trade on any exchange or market.**

Reporting issuer? No.

The Offering
Securities offered: 12,522,150 Shares of Class A Common Voting Stock

Price per security: (U.S.) $5.50

Minimum/Maximum offering: **There is no minimum. You may be the only purchaser.** The maximum is (U.S.) $55,000,000

Minimum subscription amount: (U.S.) $99.00

Payment terms: In cash on closing, by credit card, cheque, or electronic transfer.

Proposed closing date(s): Continuous offering, with closings determined from time to time at the sole discretion of the Company during the 12 months following the date of this Offering Memorandum.

Insufficient Funds
Funds available under the offering may not be sufficient to accomplish the proposed objectives. See item 2.6.

Compensation Paid to Sellers and Finders
A person has received or will receive compensation for the sale of securities under this offering. See item 9.

Resale Restrictions
You will be restricted from selling your securities for an indefinite period. See item 12.

Working Capital Deficiency
SciMar Ltd. has a working capital deficiency. See item 1.1.

Purchaser's Rights
You have 2 business days to cancel your agreement to purchase these securities. If there is a misrepresentation in this offering memorandum, you have a right to damages or to cancel the agreement. See item 13.

No securities regulatory authority or regulator has assessed the merits of these securities or reviewed this Offering Memorandum. Any representation to the contrary is an offence. This is a risky investment. See item 10.

Table of Contents

Item 1: Use of Available Funds

1.1 Funds – Please refer to "Use of Proceeds" on page 17 of the Form 1-A Circular. The Company currently has a working capital deficiency of $2,600,000, as at October 31, 2023, which is expected to be eliminated from proceeds from this Offering. If no funds are raised under this Offering, the Company intends to seek out institutional investors to subscribe for up to $5,000,000 in equity security from treasury, however, while expressions of interest have been received, no firm commitments for such investment have been received to date.

		Assuming minimum Offering	Assuming maximum Offering
A.	Amount to be raised by this offering	$0	$55,000,000
B.	Selling commissions and fees	$18,700	$2,208,700
C.	Estimated offering costs (including legal, accounting and audit) (See Note 1)	$395,000	$515,000
D.	Available funds: D = A – (B+C)	($413,700)	$52,276,300
E.	Additional sources of funding required (See Note 2 below)	$5,000,000 (see Note below)	$0
F.	Working capital deficiency (See Note 1)	($2,600,000)	($2,600,000)
G.	Total: G = (D+E) – F	$1,986,300	$49,676,300

Notes:

1. To the extent that expenses and working capital amounts have been or will be incurred in Canadian dollars, those amounts have been converted to U.S. dollars based upon an exchange rate of 1.38.

2. Concurrently with the Offering, the Company is pursuing additional investment from certain institutional investors, accredited syndicates, and the family offices of high-net-worth individuals. Investment from these strategic investors would not be part of the Reg A Offering but would be completed pursuant to applicable private placement exemptions under relevant securities legislation. Any such investment would provide the Company with additional proceeds in the short term which would accelerate research and development progress. The Company may choose to negotiate investment terms with these strategic investors during the same period of this Offering. In this case, the Company may choose to offer equity at a reduced price to institutions or syndicates investing at least $2,000,000.

1.2 ***Use of Available Funds*** – Please refer to the chart below. A more detailed description is included in the chart and explanatory notes under "Use of Proceeds" on page 17 of the Form 1-A Circular.

Description of intended use of available funds listed in order of priority	Assuming minimum offering	Assuming maximum offering
General expenses (facilities, operations, personnel, and patent maintenance)	$686,300	15,872,309
Research and Development	$600,000	$16,000,000
Audit reporting and financial disclosure to SEC	$500,000	$1,000,000
Cost of Capital (advertising and media relations)	$200,000	$3,476,300
Market branding	$0	$6,000,000
Expanded Infrastructure	$0	$1,400,000
Purchase of Shares of Selling Shareholders	$0	$5,927,691
Total: Equal to G in the Funds table above	$1,986,300	$49,676,300

Note: A portion of the funds received under the Offering may be applied to the payment of outstanding consulting fees owing to two related parties (see Note 20 in the Notes to the Financial Statements for the year ended September 30, contained in the Form 1-A Circular). None of the available funds will be used to repay shareholder loans. Fewer than 10% of the available funds will be used by the issuer for debt repayment incurred within the two proceeding financial years.

1.3 ***Proceeds Transferred to Other Issuers*** – Not applicable.

Item 2: Business of the Issuer and Other Information and Transactions

2.1 ***Structure*** – Please refer to "Description of the Business" commencing at page 18 of the Form 1-A Circular.

2.2 ***The Business*** – Please refer to "Description of the Business" commencing at page 18 of the Form 1-A Circular.

2.3 ***Development of Business*** – Please refer to "Description of the Business" at page 18 of the Form 1-A Circular.

2.4 ***Long Term Objectives*** – The long term objectives of the Company are primarily aimed at completion of research and development and clinical trials during 2025 and 2026 which will permit the Company to achieve the milestones described in the Form 1-A Circular (please refer to "Milestones" under the Use of Proceeds section on page 17 of the Form 1-A Circular).

2.5 ***Short Term Objectives*** – The Company's short term objectives for the next 12 months are described in the Form 1-A Circular under the heading "Use of Proceeds – Capital Raise Scenarios" commencing on page 17 of the Form 1-A Circular. The Company's primary objective over this period will be to raise sufficient capital to maintain existing research and development operations, expand the Company's clinical capacity and launch a set of clinical trials for NuPa Test.

Actions to be taken	**Target completion date or, if not known, number of months to complete**	**Cost to complete**
Expand capacity of clinical infrastructure	8 months	$1,400,000
Launch clinical trials and product development	12 months	$16,000,000
Support cost of facilities, operations, staff compensation and maintenance of patents	12 months	$7,000,000

2.6 ***Insufficient Funds***

The funds available as a result of this Offering may not be sufficient to accomplish all of the Company's proposed objectives and there is no assurance that alternative financing will be available. Please refer to "Capital Raise Scenarios" on page 17 of the Form 1-A Circular.

2.7 ***Additional Disclosure for Issuers Without Significant Revenue***

The Company has not had significant revenue from operations since its inception. Please refer to the Financial Statements of the Company contained in the Form 1-A Circular along with "Management's Discussion and Analysis" commencing on page 24 of the Form 1-A Circular for a description of the Company's material expense components during the two most recently completed fiscal years and the interim period from October 1, 2022 to March 31, 2023.

Research and development costs account for 24% and 21% of total expenses for the years ended September 30, 2021 and September 30,2022, respectively, and 17% of total expenses for the six month interim period ended March 31, 2023. Material components included in this expense category include but are not limited to materials and supplies utilized in pre-clinical work performed in the Company's lab, and clinical trials and consulting services performed by the Company's Clinical Research Organization.

Material components of intangible assets of the Company consist of domain names, trademarks and patents, right-of-use asset equipment and right-of-use asset building. The majority of the capitalized cost is attributed to trademarks and patents.

The remaining 76% and 79% of the Company's operating expense for the fiscal years ended September 30, 2021 and September 30, 2022, respectively, and 83% for the six month interim period ended March 31, 2023, are attributed to general and administrative expenses of the Company. Material components include, but are not limited to; salaries, wages and benefits, consulting, and contract work (outside of R&D), professional fees, advertising and promotion, occupancy costs and travel.

2.8 ***Material Contracts*** – Given the nature of the business of the Company and the stage of its research and development, the Company is not a party to any contracts which would be considered material to its business. Please refer to "Description of the Business" commencing at page 18 of the Form 1-A Circular.

2.9 ***Related Party Transactions***

The Company has contracted with Melwayne Ltd. for the provision of certain consulting services, which are to be provided by Melanie Lautt, the sole shareholder of Melwayne Ltd. and an officer, shareholder, and promoter of the Company. The contract provides for a monthly payment of (Cdn.) $7,500 and is unlimited in duration.

Item 3: Compensation and Security Holdings of Certain Parties

3.1 ***Compensation and Securities Held***

The following table sets out the compensation and share ownership of each director, officer, and promoter of the Company as well as each shareholder owning or controlling over 10% of the voting securities of any class of shares of the Company. For additional detail, please refer to the Form 1-A Circular under "Directors, Executive Officers and Significant Employees" at page 26, "Compensation of Directors and Executives" commencing at page 27 and "Security Ownership of Management and Certain Security Holders" at page 28.

Name	Capacity	Compensation paid in the most recently completed financial year and expected to be paid in the current financial year (See Note 1)	Number, type and percentage of voting securities held after completion of minimum offering (See Note 2)	Number, type and percentage of voting securities held after completion of maximum offering (See Note 2)
Mick Lautt	Chief Executive Officer	$267,221	-	-
John West	Chief Development Officer	$267,221	-	-
Dr. Wayne Lautt	Chief Scientific Officer and Director	$169,238	12,307 Class A Common Voting Shares; 450,000 Class C Preferred Voting Shares; 275,000 Class G Preferred Non-Voting Shares; (0.56%)	12,307 Class A Common Voting Shares; 450,000 Class C Preferred Voting Shares; 275,000 Class G Preferred Non-Voting Shares; (0.49%)
Allison Barsewsky	Chief Financial Officer	$145,524	31,500 Class A Common Voting Shares; 20,000 Class G	31,500 Class A Common Voting Shares; 20,000 Class G

			Preferred Non-Voting Shares; (0.04%)	Preferred Non-Voting Shares; (0.03%)
Kelly Lautt	Director and Chair of the Board	$30,000	200,000 Class G Preferred Non-Voting Shares	200,000 Class G Preferred Non-Voting Shares
Melanie Lautt	Director and Secretary	$10,000	12,307 Class A Common Voting Shares; 450,000 Class C Preferred Voting Shares; 275,000 Class G Preferred Non-Voting Shares; (0.56%)	12,307 Class A Common Voting Shares; 450,000 Class C Preferred Voting Shares; 275,000 Class G Preferred Non-Voting Shares; (0.49%)
Paul Vermette	Director	$10,000	87,273 Class A Common Voting Shares; 1,200 Class F Preferred Voting Shares (0.11%)	87,273 Class A Common Voting Shares; 1,200 Class F Preferred Voting Shares (0.09%)
Tom Hodgson	Director	$10,000	-	-
Melanie & Wayne Lautt Trust (See Note 3)	Shareholder	$0	53,818,182 Class A Common Voting Shares; 654,065.75 Class A Preferred Voting Shares; (65.61%)	53,818,182 Class A Common Voting Shares; 654,065.75 Class A Preferred Voting Shares; (56.98%)
Lautt Towson Family Trust (See Note 4)	Shareholder	$0	5,818,182 Class A Common Voting Shares (7.03%)	5,818,182 Class A Common Voting Shares (6.11%)
Lautt West Family Trust (See Note 5)	Shareholder	$0	5,818,182 Class A Common Voting Shares (7.03%)	5,818,182 Class A Common Voting Shares (6.11%)
Darren Slater	Shareholder	$0	14,445 Class B Voting Preference Shares (33.60%)	14,445 Class B Voting Preference Shares (33.60%)
Duncan Family Trust	Shareholder	$0	10,778 Class B Voting Preference Shares (25.07%)	10,778 Class B Voting Preference Shares (25.07%)

Notes:

1. All compensation noted above is referred to in Canadian Dollars.
2. Percentages of voting shares are calculated on a fully diluted basis, assuming the full exercise of all outstanding warrants.
3. Melanie Lautt and Wayne Lautt are beneficiaries of the Melanie & Wayne Lautt Trust.
4. Mick Lautt is a beneficiary of the Lautt Towson Family Trust.
5. John West and Kelly Lautt are beneficiaries of the Lautt West Family Trust.

3.2 ***Management Experience*** – Please refer to "Directors, Executive Officers and Significant Employees" at page 26 of the Form 1-A Circular.

3.3 ***Penalties, Sanctions, Bankruptcy, Insolvency and Criminal or Quasi-Criminal Matters*** – Not Applicable.

3.4 ***Certain Loans*** – Not Applicable.

Item 4: Capital Structure

4.1 ***Securities Except for Debt Securities*** – Please refer to "Securities Being Offered" at page 29 of the Form 1-A Circular. Additionally, assuming the Maximum Offering is subscribed for and issued, there will be 12,522,150 Class A Common Voting Shares, Series 3 outstanding. The Warrants issued by the Company which are listed below entitle the holder, upon exercise, to receive either Class A Common voting shares or Class B Preference shares, as noted, and the shares listed in each case presumes all of such warrants are fully exercised.

Description of security	Number authorized to be issued	Price per security	Number outstanding as at the date of the offering memorandum	Number outstanding after minimum offering	Number outstanding after maximum Offering (See Note 1)
Class A Series 1 Common Voting Shares (See Note 2 below)	Unlimited	(See Note 2 below)	73,603,273	73,603,273	72,959,086
Class A Series 2 Common Voting Shares	Unlimited	(Cdn.) $3.25	1,579,248	1,579,248	1,145,673
Class A Series 3 Common Voting Shares	Unlimited	(U.S.) $5.50	-	-	12,522,150
Class A Series 4 Common Voting Shares	Unlimited	(Cdn.) $0.10	201,251	201,251	201,251
Class B Common Non-Voting Shares	Unlimited	-	-	-	-
Class A Preferred Voting Shares	Unlimited	(Cdn.) $1.00	654,066	654,066	654,066
Class B Preferred Voting Shares	Unlimited	(Cdn.) $87.49	42,986	42,986	42,986
Class C Preferred Voting Shares	Unlimited	(Cdn.) $36.00	900,000	900,000	900,000
Class D Preferred Non-Voting Shares	Unlimited	-	-	-	-
Class E Preferred Non-Voting Shares	Unlimited	-	-	-	-
Class F Preferred Voting Shares	Unlimited	(Cdn.) $87.49	71,826	71,826	71,826
Class G Preferred Non-Voting Shares	Unlimited	(Cdn.) $1.00	4,350,000	4,350,000	4,350,000
Warrants: (See Note 3 below)					
Class A Series 1 Common Voting Warrants		(Cdn.) $0.03	2,626,330	2,626,330	2,626,330
Class A Series 2 Common Voting Warrants		(Cdn.) $3.25	3,001,561	3,001,561	3,001,561

Class B Preferred Voting Warrants		(Cdn.) $87.49	36,112	36,112	36,112

Notes:

1. This assumes that all of the Common Shares offered for sale by Selling Shareholders have been repurchased where the maximum offering is achieved (please refer to the table under "Selling Shareholders" on page 15 of the Form 1-A Circular.
2. Class A, Series 1, Common voting shares were issued pursuant to a stock split completed on a 72.72 to 1 based in accordance with the Company's Articles of Amendment dated March 11, 2022. The Class A, Series 1, Common voting shares were originally issued, prior to the stock split, as a part of units comprised of one Class A Common shares and either one Class B Preferred share or one Class F Preferred share. The price per share of the Class A Common shares comprising these units ranged from an initial price of (Cdn.) $0.01 per share to (Cdn.) $2.51 per share.
3. This assumes the full exercise of all outstanding warrants.

4.2 ***Long Term Debt*** – The following table sets out the outstanding debt of the Company for which all or a portion is due, or may be outstanding, more than 12 months from the date of this Offering Memorandum.

Description of debt (including whether secured)	**Interest rate**	**Repayment terms**	**Amount outstanding at a date not more than 30 days before the date of this Offering Memorandum**
Canadian Emergency Business Account Loan.	0%	33% of the principal amount is forgivable in the event that 67% (being (Cdn.) $40,000) of the principal is repaid on or before December 31, 2023.	(Cdn.) $60,000
Promissory Note owing to a minority shareholder of the Company.	24% per annum	Principal and interest became due upon demand by the lender after August 31, 2023, but demand has not been made.	(Cdn.) $680,000

4.3 ***Prior Sales*** – If the issuer has issued any securities of the class being offered under the Offering Memorandum (or convertible or exchangeable into the class being offered under the Offering Memorandum) within the 12 months before the date of the Offering Memorandum, use the following table to provide the information specified. If securities were issued in exchange for assets or services, describe in a note to the table the assets or services that were provided.

Date of issuance	**Type of security issued**	**Number of securities issued**	**Price per security**	**Total funds received**
January 30, 2023	Class A Series 2 Common Voting Shares	77,700	(Cdn.) $3.25	(Cdn.)$252,525.00
January 30, 2023	Class A Series 2 Common Voting Warrants	155,400	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Shares	76,924	(Cdn.) $3.25	(Cdn.)$250,003.00

February 8, 2023	Class A Series 2 Common Voting Warrants	92,308	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Warrants	76,923	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Warrants	76,923	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Warrants	46,154	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Warrants	15,385	(Cdn.) $3.25	(See Note 1 below)
February 8, 2023	Class A Series 2 Common Voting Warrants	15,385	(Cdn.) $3.25	(See Note 1 below)
March 17, 2023	Class A Series 2 Common Voting Shares	30,770	(Cdn.) $3.25	(Cdn.) $100,002.50
March 17, 2023	Class A Series 2 Common Voting Shares	76,924	(Cdn.) $3.25	(Cdn.) $250,003.00
March 17, 2023	Class A Series 2 Common Voting Warrants	76,924	(Cdn.) $3.25	(See Note 1 below)
April 10, 2023	Class A Series 2 Common Voting Shares	30,770	(Cdn.) $3.25	(Cdn.) $100,002.50
April 10, 2023	Class A Series 2 Common Voting Shares	30,770	(Cdn.) $3.25	(Cdn.) $100,002.50
April 10, 2023	Class A Series 2 Common Voting Warrants	30,770	(Cdn.) $3.25	(See Note 1 below)
May 23, 2023	Class A Preferred Voting Shares	654,065.75	(Cdn.) $1.00	(See Note 2 below)
May 24, 2023	Class A Series 4 Common Voting Shares (See Note 3 below)	31,500	(Cdn.) $0.10	(Cdn.) $3,150.00
May 24, 2023	Class A Series 4 Common Voting Shares	25,725	(Cdn.) $0.10	(Cdn.) $2,572.50
May 24, 2023	Class A Series 4 Common Voting Shares	32,105	(Cdn.) $0.10	(Cdn.) $3,210.50
May 24, 2023	Class A Series 4 Common Voting Shares	31,519	(Cdn.) $0.10	(Cdn.) $3,151.90
May 24, 2023	Class A Series 4 Common Voting	23,639	(Cdn.) $0.10	(Cdn.) $2,363.90

	Shares			
May 24, 2023	Class A Series 4 Common Voting Shares	14,700	(Cdn.) $0.10	(Cdn.) $1,470.00
May 24, 2023	Class A Series 4 Common Voting Shares	17,063	(Cdn.) $0.10	(Cdn.) $1,706.30
May 24, 2023	Class A Series 4 Common Voting Shares	25,000	(Cdn.) $0.10	(Cdn.) $2,500.00
August 28, 2023	Class A Series 2 Common Voting Shares	15,385	(Cdn.) $3.25	(Cdn.) $50,001.25
August 28, 2023	Class A Series 2 Common Voting Shares	76,924	(Cdn.) $3.25	(Cdn.) $250,003.00
August 28, 2023	Class A Series 2 Common Voting Warrants	153,848	(Cdn.) $3.25	(See Note 1 below)
August 30, 2023	Class A Series 2 Common Voting Shares	15,385	(Cdn.) $3.25	(Cdn.) $50,001.25

Notes:

1. None of the warrants issued by the Company during the past 12 months have been exercised.
2. 654,065.75 Class A Preferred Voting Shares were issued to Melanie and Wayne Lautt Trust pursuant to the terms of a Convertible Property Agreement with the Company, whereby the Trust exchanged 201,251 of its Class A, Series 1 Common voting shares, valued at (Cdn.) $3.25 per share, for Class A Preferred Shares.
3. All of the Class A, Series 4, Common Voting shares issued during the past 12 months were issued to current employees of the Company as part of the Company's employee stock ownership plan.

Item 5: Securities Offered

5.1 ***Terms of Securities*** – Please refer to "Securities Being Offered" at page 29 of the Form 1-A Circular.

5.2 ***Subscription Procedure*** – Please refer to "Plan of Distribution" at page 14 of the Form 1-A Circular. Canadian investors will be required to complete and sign a subscription agreement, including prescribed risk acknowledgement forms. Shares will be offered in accordance with the provisions set out in the Form 1-A Circular. **Canadian investors will be subject to the eligibility qualifications set out in the Form 1-A Circular as well as the following additional eligibility requirements.**

Shares will be offered to eligible investors resident in select Canadian provinces under certain prospectus exemptions under NI 45-106 in accordance with this Offering Memorandum. Such exemptions relieve the Company from provisions under applicable securities laws requiring the Company to file a prospectus to sell the Shares. As such, investors will not receive the benefits associated with purchasing the Shares pursuant to a filed prospectus, including the review of the material by the securities commissions or similar regulatory authority in such jurisdictions. In order to subscribe for Shares, investors must be within one of the following categories:

(a) an "accredited investor" as such term is defined in NI 45-106 or Section 73.3 of the Ontario Securities Act, provided the subscriber delivers a signed risk acknowledgement form in the form required by NI 45-106, if applicable;

(b) a resident in British Columbia or Newfoundland and Labrador, who acknowledges having received and read a copy of this Offering Memorandum and delivers a signed risk acknowledgement form in the form required by NI 45-106;

(c) a resident in Manitoba, Prince Edward Island, Northwest Territories, Yukon, or Nunavut who acknowledges having received and read a copy of this Offering Memorandum and delivers a signed risk acknowledgement form in the form required by NI 45-106 and is either:

(i) an "Eligible Investor" (as defined in NI 45-106) or

(ii) purchasing a number of Shares which have an aggregate Subscription Price of less than (Cdn.) $10,000;

(d) a resident in Alberta, New Brunswick, Nova Scotia, Ontario, Quebec, or Saskatchewan, who acknowledges having received and read a copy of this Offering Memorandum and delivers a signed risk acknowledgement form in the form required by NI 45-106, and the acquisition cost of all securities acquired by the subscriber who is an individual in the preceding 12 months does not exceed the following amounts:

(i) in the case of a subscriber that is not an "Eligible Investor", (Cdn.) $10,000;

(ii) in the case of a subscriber that is an "Eligible Investor", (Cdn.) $30,000;

(iii) in the case of a subscriber that is an "Eligible Investor" and that received advice from a portfolio manager, investment dealer or exempt market dealer that the investment is suitable, (Cdn.) $100,000;

provided, however, that the investment limits described in (d) (i) and (ii) above do not apply if the subscriber is an "accredited investor" or a person described in Section 2.5(1) of NI 45-106.

Under NI 45-106, an "eligible investor" includes:

(a) a person whose (i) net assets alone or with a spouse exceed (Cdn.) $400,000; (ii) net income before taxes exceeded (Cdn.) $75,000 in each of the 2 most recent years; or (iii) net income before taxes, alone or with a spouse exceeded (Cdn.) $125,000 in each of the 2 most recent years;

(b) an "accredited investor" as defined under NI 45-106;

(c) a person described in Section 2.5 of NI 45-106; or

(d) in Manitoba, Prince Edward Island, Northwest Territories, Nunavut and Yukon, a person who has obtained advice regarding the suitability of the investment from an eligibility advisor (as defined in NI 45-106).

Notwithstanding the foregoing, Shares may be issued pursuant to other available exemptions from the prospectus requirements of applicable securities legislation provided the conditions of such exemptions are satisfied.

Each investor that is an individual that is relying on the "accredited investor" exemption in Section 2.3 of NI 45-106 will also be required to sign two copies of a Risk Acknowledgment Form (Form 45-106F9), in accordance with the requirements of NI 45-106.

In accordance with the requirements of NI 45-106, the Company will hold the subscription monies advanced by each investor in trust for the investor until midnight on the second business day after the Subscription Agreement is signed by the investor.

Investors should carefully review the terms of the Subscription Agreement and the provisions of the Form 1-A Circular for more detailed information concerning their rights and obligations and those of the Company.

Item 6: Repurchase Requests – Not Applicable

Item 7: Certain Dividends or Distributions – Not Applicable.

Item 8: Income Tax Consequences and RRSP Eligibility

8.1 You should consult your own professional advisers to obtain advice on the income tax consequences that apply to you.

8.2 Not Applicable.

8.3 Not all securities are eligible for investment in a Canadian registered retirement savings plan (RRSP). You should consult your own professional advisers to obtain advice on the RRSP eligibility of these securities.

Item 9: Compensation Paid to Sellers and Finders – Please refer to "Commissions for Selling Shares" under at page 4 of the Form 1-A Circular.

Item 10: Risk Factors – Please refer to "Risk Factors" at page 6 in the Form 1-A Circular.

Item 11: Reporting Obligations

11.1 ***Corporate Obligations*** - Pursuant to its obligations under *The Corporations Act* (Manitoba), the Company is required to annually provide notice to all shareholders of its annual general meeting of shareholders. In addition, the Company will annually provide all shareholders with its annual financial statements prepared for each fiscal year end of the Company.

11.2 ***Filing Obligations*** - The Company is a filer under SEDAR and certain information regarding the Company may be found on the SEDAR website (www.sedarplus.ca).

Item 12: Resale Restrictions

12.1 ***Restricted Period*** – For trades in Alberta, British Columbia, New Brunswick, Newfoundland and Labrador, Northwest Territories, Nova Scotia, Nunavut, Ontario, Prince Edward Island, Québec, Saskatchewan and Yukon, unless permitted under securities legislation, including the private placement exemptions contained in NI 45-106, you cannot trade the securities before the date that is 4 months and a day after the date the Company became a reporting issuer in any province or territory of Canada.

12.2 ***Manitoba Resale Restrictions*** – For trades in Manitoba, unless permitted under securities legislation, you must not trade the securities without the prior written consent of the regulator in Manitoba unless:

(a) the Company has filed a prospectus with the regulator in Manitoba with respect to the securities you have purchased and the regulator in Manitoba has issued a receipt for that prospectus, or

(b) you have held the securities for at least 12 months.

The regulator in Manitoba will consent to your trade if the regulator is of the opinion that to do so is not prejudicial to the public interest.

Item 13: Purchasers' Rights

13.1 ***Statements Regarding Purchasers' Rights*** – If you purchase these securities, you will have certain

rights, some of which are described below. For information about your rights, you should consult a lawyer. Any investor resident in Canada who is subscribing for Shares pursuant to this Offering shall receive a copy of this Offering Memorandum, together with the Form 1-A Circular. The Offering Memorandum additionally incorporates by reference all marketing materials related to the Offering which are delivered or made available to purchasers and prospective purchasers under the Offering.

(1) **Two Day Cancellation Right** – You can cancel your agreement to purchase these securities. To do so, you must send a notice to us by midnight on the 2nd business day after you sign the agreement to buy the securities.

(2) **Statutory Rights of Action in the Event of a Misrepresentation** – The following is a summary of the rights of action for damages or rescission available to purchasers where there is a misrepresentation in this Offering Memorandum. For purposes of the following, a "misrepresentation" is an untrue statement of a material fact, or an omission to state a material fact that is required to be stated, or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. If there is a misrepresentation in this Offering Memorandum, you have a statutory right to sue:

(a) the Company to cancel your agreement to buy these securities, or

(b) for damages against the Company.

This statutory right to sue is available to you whether or not you relied on the misrepresentation. However, there are various defenses available to the persons or companies that you have a right to sue. In particular, they have a defense if you knew of the misrepresentation when you purchased the securities.

The rights of action for damages or rescission described below are in addition to, and without derogation from, any right or remedy available at law to the purchaser and are subject to the defenses contained in those laws. These remedies must be exercised by the purchaser within the time limits prescribed in the applicable securities legislation. Canadian purchasers should refer to the applicable provisions of the securities legislation of their respective provinces or territories for the complete text of these rights and consult with a legal advisor.

Manitoba – In Manitoba, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) two years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

New Brunswick – In New Brunswick, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) one year from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) six years from the date on which

payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Newfoundland and Labrador – In Newfoundland and Labrador, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Northwest Territories – A purchaser resident in the Northwest Territories who purchases securities offered by an offering memorandum which contains a misrepresentation is deemed to have relied on the misrepresentation, and has a right of action for damages, or while still the owner of the securities, for rescission against the Company. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Nova Scotia – In Nova Scotia, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. No action shall be commenced to enforce the rights of action more than 120 days after the date on which payment was made for the securities or after the date on which the initial payment for the securities was made where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the

securities as a result of the misrepresentation relied upon.

Nunavut – A purchaser resident in Nunavut who purchases securities offered by an offering memorandum which contains a misrepresentation is deemed to have relied on the misrepresentation, and has a right of action for damages, or while still the owner of the securities, for rescission against the Company. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Ontario – In Ontario, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

These rights are not available in connection with a distribution made in reliance on the "accredited investor exemption" from the prospectus requirements contained under s. 2.3 of NI 45-106 for a purchaser that is (a) a Canadian financial institution or a Schedule III Bank (each as defined in NI 45-106), (b) the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada), or (c) a subsidiary of any person referred to in paragraphs (a) and (b), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Prince Edward Island – In Prince Edward Island, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

Saskatchewan -- In Saskatchewan, purchasers who purchase securities offered by an offering memorandum during the period of distribution will have a statutory right of action for damages, or while still the owner of the securities, for rescission against the Company if the offering memorandum contains a misrepresentation regardless of whether the purchasers relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of: (i) one year from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) six years from the date of the transaction that gave rise to the cause of action. The right of action for rescission is exercisable not later than 180 days from the date of the transaction that gave rise to the cause of action. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

A right of action for rescission or damages also is provided to a purchaser of securities to whom an offering memorandum or any amendment to it was not sent or delivered prior to or at the same time as the purchaser enters into a subscription agreement to purchase the securities.

Yukon Territory – A purchaser resident in the Yukon Territory who purchases securities offered by an offering memorandum which contains a misrepresentation is deemed to have relied on the misrepresentation, and has a right of action for damages, or while still the owner of the securities, for rescission against the Company. The right of action for damages is exercisable not later than the earlier of: (i) 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action, and (ii) three years from the date on which payment is made for the securities. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the securities. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against the Company. In no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, the Company will have no liability. In the case of an action for damages, the Company will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the securities as a result of the misrepresentation relied upon.

(3) **Contractual Rights of Action in the Event of a Misrepresentation** – If you reside outside of Canada or in any of Alberta, British Columbia, or Quebec, you are not entitled to the statutory rights of action described above. However, if there is a misrepresentation in this Offering Memorandum, you have a contractual right to sue the Company (which is set out in your subscription agreement):

(a) to cancel your agreement to buy these securities, or

(b) for damages.

This contractual right to sue is available to you whether or not you relied on the misrepresentation. However, in an action for damages, the amount you may recover will not exceed the price that you paid for your securities and will not include any part of the damages that the Company proves does not represent the depreciation in value of the securities resulting from the misrepresentation. The Company has a defence if it proves that you knew of the misrepresentation when you purchased the securities.

If you intend to rely on the rights described in (a) or (b) above, you must do so within strict time limitations. You must commence your action to cancel the agreement within 180 days after you signed the agreement to purchase the securities. You must commence your action for damages within the earlier of 180 days after learning of the misrepresentation and 3 years after you signed the agreement to purchase the

securities.

13.2 ***Cautionary Statement Regarding Report, Statement or Opinion by Expert*** – This offering memorandum includes the Independent Auditors' Report of KPMG LLP. You do not have a statutory right of action against this party for a misrepresentation in the offering memorandum. You should consult with a legal adviser for further information.

Item 14: Financial Statements

Please refer to "Financial Statements and Independent Auditors' Report" contained in "Part F/S" starting at page 30 of the Form 1-A Circular.

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Item 15: Date and Certificate

This offering memorandum does not contain a misrepresentation.

Dated: December 12th, 2023.

SciMar Ltd.

By: Mick Lautt (Signed)
Chief Executive Officer

By: Allison Barsewsky (Signed)
Chief Financial Officer

On behalf of the Board of Directors:

By: Wayne Lautt (Signed)
Director

By: Kelly Lautt (Signed)
Director

Promoter:

By: Mick Lautt (Signed)
Chief Executive Officer

By: Melanie Lautt (Signed)
By: Director and Secretary to the Board